The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying index supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-212571

Subject To Completion, dated July 19, 2017

PRICING SUPPLEMENT dated July   , 2017
(To the Prospectus dated July 18, 2016,
the Prospectus Supplement dated July 18, 2016,
and the Index Supplement dated July 18, 2016)

Barclays Bank PLC Global Medium-Term Notes, Series A
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

■   Linked to the Energy Select Sector SPDR® Fund (the “Fund”)

■   Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price. The payment at maturity will reflect the following terms:

■   If the value of the Fund increases, you will receive the original offering price plus 170% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 35.00% to 40.00% (to be determined on the pricing date) of the original offering price

■   If the value of the Fund decreases but the decrease is not more than 15%, you will be repaid the original offering price

■   If the value of the Fund decreases by more than 15%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 15%

■   Investors may lose up to 85% of the original offering price

■   All payments on the securities are subject to the credit risk of the issuer, Barclays Bank PLC, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Barclays Bank PLC defaults on its obligations, you could lose some or all of your investment

■   No periodic interest payments or dividends

■   No exchange listing; designed to be held to maturity

See “Additional Documents Related to the Offering of the Securities” on page PPS-3 of this pricing supplement. The securities will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, and the index supplement dated July 18, 2016, as supplemented or superseded by this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PPS-11 herein and “Risk Factors” beginning on page S-7 of the prospectus supplement.

The securities constitute unsecured and unsubordinated obligations of Barclays Bank PLC, and all payments on the securities are subject to the credit risk of Barclays Bank PLC. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying index supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-4 of this pricing supplement.

	Original Offering Price(1), (2)	Agent Discount(2)	Proceeds to Barclays Bank PLC

Per Security	$1,000.00	$36.00	$964.00
Total

(1)      Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $915.00 and $937.60 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-5 of this pricing supplement.

(2)      Wells Fargo Securities, LLC and Barclays Capital Inc. are the agents for the distribution of the securities and are acting as principal.  See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Investment Description

The Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021 are unsecured and unsubordinated debt securities of Barclays Bank PLC that do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity (referred to as the “redemption amount” in this pricing supplement) that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the Energy Select Sector SPDR® Fund (the “Fund”) from its starting price to its ending price.  For information about the Fund, please the section titled “The Energy Select Sector SPDR® Fund” in this pricing supplement.

The securities provide:

(i)      the possibility of a leveraged return at maturity if the value of the Fund increases from its starting price to its ending price, provided that the total return at maturity of the securities will not exceed the maximum total return of 35.00% to 40.00% of the original offering price, as determined on the pricing date;

(ii)     repayment of principal if, and only if, the ending price of the Fund is not less than the starting price by more than 15%; and

(iii)    exposure to decreases in the value of the Fund if and to the extent the ending price is less than the starting price by more than 15%.

If the ending price is less than the starting price by more than 15%, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity. Any payments on the securities are subject to the credit risk of Barclays Bank PLC and are not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PPS-4) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

PPS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Additional Documents Related to the Offering of the Securities

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these securities are a part.  This pricing supplement, together with the documents listed below, contain the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  To the extent the information in this pricing supplement is different from or inconsistent with the information in the prospectus, prospectus supplement or index supplement, the information in this pricing supplement will control. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

•                  Information Supplement dated July 19, 2017:

https://www.sec.gov/Archives/edgar/data/312070/000110465917045705/a17-18011_5424b2.htm

The document at the link above contains a summary of the preliminary terms of the securities.  The final pricing supplement that will be filed in connection with the securities pursuant to Rule 424(b)(2) dated as of the pricing date will contain the final terms of the securities.

•                  Marketing brochure titled, “Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside,” prepared by Wells Fargo Securities, LLC.

https://www.sec.gov/Archives/edgar/data/312070/000110465917045614/a17-18011_4424b2.htm

The document at the link above will be distributed to investors in connection with the offering of the securities described in this pricing supplement.

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Consent to U.K. Bail-In Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the securities further acknowledges and agrees that the rights of the holders of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the securities referenced above may not correlate on a linear basis with the range for the capped value set forth in this pricing supplement. We determined the size of the range for the capped value based on prevailing market conditions, as well as the anticipated duration of the marketing period for the securities. The final terms for the securities will be determined on the date the securities are initially priced for sale to the public (the “pricing date”) based on prevailing market conditions on or prior to the pricing date and will be communicated to investors orally and/or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the original offering price of the securities. The difference between the original offering price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 4 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-11 of this pricing supplement.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Investor Considerations

The securities may be suitable for investors who:

¡         seek 170% leveraged exposure to the upside performance of the Fund if the ending price is greater than the starting price, subject to the maximum total return at maturity of 35.00% to 40.00% (to be determined on the pricing date) of the original offering price;

¡         desire to limit downside exposure to the Fund through the 15% buffer;

¡         understand that if the ending price is less than the starting price by more than 15%, they will receive less, and possibly 85% less, than the original offering price per security at maturity;

¡         do not seek guaranteed current income from this investment and also are willing to forgo any dividends paid on shares of the Fund;

¡         do not seek an investment for which there will be an active secondary market and are willing and able to hold the securities to maturity;

¡         are willing and able to assume the credit risk of Barclays Bank PLC for all payments on the securities; and

¡         are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡         seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡         are unwilling to accept the risk that the ending price of the Fund may decrease by more than 15% from the starting price;

¡         seek uncapped exposure to the upside performance of the Fund;

¡         seek full return of the original offering price of the securities at stated maturity;

¡  are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

¡         seek current income from this investment;

¡  are unwilling to accept the risk of exposure to the component securities held by the Fund, which are issued by companies whose primary line of business is directly associated with the energy sector;

¡         seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in this particular investment, including a payment at maturity that may be up to 85% less than the original offering price;

¡         are unwilling to accept the credit risk of Barclays Bank PLC, as issuer of the securities, for all payments under the securities, including any repayment of principal;

¡         prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings; or

¡         are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-11 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the accompanying prospectus supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “The Energy Select Sector SPDR Fund” below.

PPS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Terms of the Securities

Reference Asset[1]:	Energy Select Sector SPDR® Fund (Bloomberg ticker symbol “XLE”) (the “Fund”)
Pricing Date[2]:	July 31, 2017
Issue Date[2]:	August 3, 2017 (T+3)
Stated Maturity Date[2,4]:	February 3, 2021. If the calculation day is postponed, the stated maturity date will be the later of (i) February 3, 2021 and (ii) the third business day after the calculation day as postponed.
Calculation Day[2,3]:	January 27, 2021
Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
The “redemption amount” per security will equal: • if the ending price is greater than the starting price: the lesser of: (i) $1,000 plus:

Redemption Amount:

(ii)               the capped value;

•           if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•           if the ending price is less than the threshold price: $1,000 minus:

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

____________

1 If the Fund is de-listed, liquidated or otherwise terminated, the calculation agent may select a successor reference asset, or if no successor reference asset is available, calculate the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may make certain adjustments to the fund closing price. For more information, see “Additional Terms of the Securities—Calculation Agent” and “—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” in this pricing supplement.

2 To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

3 If the calculation day is not a trading day, the calculation day will be postponed to the next succeeding trading day.  The calculation day is also subject to postponement due to the occurrence of a market disruption event.  See “Additional Terms of the Securities—Market Disruption Events.”

4 If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the stated maturity date.  The securities are not subject to redemption by Barclays Bank PLC or repayment at the option of any holder of the securities prior to stated maturity.

PPS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Terms of the Securities (Continued)

Starting Price:	, the fund closing price of the Fund on the pricing date.
Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Fund Closing Price:

The “fund closing price” with respect to the Fund on any trading day means the product of (i) the closing price of one share of the Fund (or one unit of any other security for which a fund closing price must be determined) on such trading day and (ii) the adjustment factor applicable to the Fund on such trading day.

Closing Price:

The “closing price” with respect to a share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means the price, at the scheduled weekday closing time, without regard to after hours or any other trading outside the regular trading session hours, of the share on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the share (or any such other security) is listed or admitted to trading.

Adjustment Factor:

The “adjustment factor” means, with respect to a share of the Fund (or one unit of any other security for which a fund closing price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.

Capped Value:

The “capped value” will be determined on the pricing date and will be within the range of 135.00% to 140.00% of the original offering price per security ($1,350.00 to $1,400.00 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 35.00% to 40.00% of the original offering price.

Threshold Price:	, which is equal to 85% of the starting price.
Participation Rate:	170%
Calculation Agent:	Barclays Bank PLC
Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations.”
Agent:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the securities. Barclays Capital Inc. will sell the securities to WFS at the original offering price of the securities less a concession not in excess of $36.00 per security. WFS will provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 per security. In addition to the concession allowed to WFA, WFS will pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the securities. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the securities conducts hedging activities for Barclays Bank PLC in connection with the securities, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or distribution expense fee received in connection with the sale of the securities to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	06744CCN9 / US06744CCN92

PPS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PPS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Hypothetical Payout Profile

The following profile is based on a hypothetical capped value of 137.50% or $1,375.00 per security (the midpoint of the specified range for the capped value), a participation rate of 170% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and whether you hold your securities to maturity.

PPS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the accompanying prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances. The index underlying the Fund is sometimes referred to as the “underlying index.”

•          If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity — If the ending price is less than the threshold price, the redemption amount that you receive at maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, you may receive less, and possibly 85% less, than the original offering price per security at maturity even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the securities.

•          No Periodic Interest Will Be Paid On The Securities — No periodic payments of interest will be made on the securities.  However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities.  You should review the sections of this pricing supplement and the accompanying prospectus supplement entitled “United States Federal Income Tax Considerations.”

•          Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund — The opportunity to participate in the possible increases in the price of the Fund through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending prices exceeding the ending price at which the capped value is reached.

•          The Securities Are Subject To The Credit Risk Of Barclays Bank PLC — The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

•          You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the securities losing all or a part of the value of your investment in the securities or receiving a different security, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•          The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop — The securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc.

PPS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Selected Risk Considerations (Continued)

and other affiliates of Barclays Bank PLC are willing to buy the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•          The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the securities at issuance and their value in the secondary market. Accordingly, in addition to the price of the Fund on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•                  the expected volatility of the Fund and the component securities held by the Fund;

•                  the time to maturity of the securities;

•                  the market price and dividend rate on the Fund;

•                  interest and yield rates in the market generally;

•                  supply and demand for the securities;

•                  a variety of economic, financial, political, regulatory and judicial events; and

•                  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•          No Assurance That The Investment View Implicit In The Securities Will Be Successful — It is impossible to predict whether and the extent to which the price of the Fund will rise or fall. There can be no assurance that the price of the Fund will not close below the threshold price on the calculation day. The price of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the Fund, the component securities held by the Fund and the securities composing the underlying index. You should be willing to accept the downside risks associated with equities in general and the Fund in particular, and the risk of losing up to 85% of your initial investment, subject to the credit risk of Barclays Bank PLC and the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

•          Owning The Securities Is Not The Same As Owning Shares Of The Fund, The Component Securities Held By The Fund Or The Securities Composing The Underlying Index — The return on your securities may not reflect the return you would realize if you actually owned shares of the Fund, the component securities held by the Fund or the securities composing the underlying index. For instance, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Fund, the component securities held by the Fund or the securities composing the underlying index would have.

•          The Fund Is Linked To The Performance Of The Energy Sector — All or substantially all of the component securities held by the Fund are issued by companies whose primary line of business is directly associated with the energy sector, including the following industries: oil, gas and consumable fuels; and energy equipment and services. Market or economic factors affecting energy companies and companies that rely heavily on energy advances could have a major effect on the value of the Fund. Weak demand for energy companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, including natural disasters or terrorist attacks, would adversely impact the Fund’s performance. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

•          Certain Features Of The Fund Will Impact The Value Of The Securities — The performance of the Fund will not fully replicate the performance of the underlying index, and the Fund may hold securities not included in the underlying index. The value of the Fund is subject to:

•                  Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

•                  Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be

PPS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Selected Risk Considerations (Continued)

more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your securities, may be greater than if the Fund invested only in conventional securities.

•                  Transaction costs and fees. Unlike the underlying index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the securities are linked to the performance of the Fund and not the underlying index, the return on your securities may be less than that of an alternative investment linked directly to the underlying index.

•          Adjustments To The Fund Or To The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity — The policies of the sponsor of the Fund (the “fund sponsor”) concerning the calculation of the Fund’s net asset value, additions, deletions or substitutions of securities in the Fund and the manner in which changes in the underlying index are reflected in the Fund, and changes in those policies, could affect the closing price of the shares of the Fund and, therefore, may affect the value of the securities and the amount payable at maturity. Similarly, the policies of the sponsor of the underlying index (the “underlying index sponsor”) concerning the calculation of the underlying index and the addition, deletion or substitution of securities comprising the underlying index and the manner in which the underlying index sponsor takes account of certain changes affecting such securities may affect the level of the underlying index and the closing price of the shares of the Fund and, therefore, may affect the value of the securities and the amount payable at stated maturity. The underlying index sponsor could also discontinue or suspend calculation or dissemination of the underlying index or materially alter the methodology by which it calculates the underlying index. Any such actions could adversely affect the value of the securities.

•          Anti-Dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares – An adjustment factor, as described herein, will be used to determine the fund closing price of the Fund. The adjustment factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the value of the securities may be adversely affected.  For additional information, see “Additional Terms of the Securities—Calculation Agent” and “—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” in this pricing supplement.

•          The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities — The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees expected to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

•          The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•          The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an

PPS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Selected Risk Considerations (Continued)

independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

•          The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities — The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the original offering price of your securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

•          The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities — Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

•          We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the securities (a “participating dealer”) may play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Fund or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.  Participating dealers may also engage in such activities that may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the Fund and make any other determinations necessary to calculate any

PPS-14

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Selected Risk Considerations (Continued)

payments on the securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of the Fund is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor reference asset or, if no successor reference asset is available, calculating the value of the Fund; and determining whether to make adjustments to the value of the Fund. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the securities.

•          The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance — The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. It is impossible to predict whether the fund closing price will fall or rise during the term of the securities, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the value of the Fund are not necessarily indicative of fluctuations or trends that may occur in the future.

•          The Ending Price Is Not Based On The Fund Closing Price At Any Time Other Than The Calculation Day — The ending price will be based solely on the fund closing price on the calculation day, and the redemption amount will be based solely on the ending price relative to the starting price. Therefore, if the value of the Fund has declined as of the calculation day, the payment at maturity may be significantly less than it would otherwise have been had the ending price been determined at a time prior to such decline or after the value of the Fund has recovered. Although the value of the Fund on the stated maturity date or at other times during the term of your securities may be higher than the ending price, you will not benefit from the value of the Fund other than the fund closing price on the calculation day.

•          Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Fund and the merits of investing in the securities.

•          We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index – Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on the calculation day and the value of the securities. These unaffiliated companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

•          We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information – We, our affiliates and WFS and its affiliates are not affiliated in any way with the fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the sponsors and the Fund and the underlying index contained in this pricing supplement and the accompanying index supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors will not be involved in the offering of the securities made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the securities in taking any actions that might affect the value of the securities.

PPS-15

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Selected Risk Considerations (Continued)

•          The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear — The U.S. federal income tax treatment of the securities is uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the securities should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the securities even though you will not receive any payments with respect to the securities until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

PPS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 137.50% or $1,375.00 per security (the midpoint of the specified range of the capped value) and a range of hypothetical ending prices of the Fund:

•                  the hypothetical percentage change from the hypothetical starting price to the hypothetical ending price;

•                  the hypothetical redemption amount payable at stated maturity per security;

•                  the hypothetical total pre-tax rate of return; and

•                  the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$175.00	75.00%	$1,375.00	37.50%	9.29%
$150.00	50.00%	$1,375.00	37.50%	9.29%
$140.00	40.00%	$1,375.00	37.50%	9.29%
$130.00	30.00%	$1,375.00	37.50%	9.29%
$122.06	22.06%	$1,375.00	37.50%	9.29%
$120.00	20.00%	$1,340.00	34.00%	8.52%
$110.00	10.00%	$1,170.00	17.00%	4.53%
$105.00	5.00%	$1,085.00	8.50%	2.34%
$100.00(2)	0.00%	$1,000.00	0.00%	0.00%
$95.00	-5.00%	$1,000.00	0.00%	0.00%
$90.00	-10.00%	$1,000.00	0.00%	0.00%
$85.00	-15.00%	$1,000.00	0.00%	0.00%
$84.00	-16.00%	$990.00	-1.00%	-0.29%
$80.00	-20.00%	$950.00	-5.00%	-1.46%
$75.00	-25.00%	$900.00	-10.00%	-2.98%
$50.00	-50.00%	$650.00	-35.00%	-11.91%
$25.00	-75.00%	$400.00	-60.00%	-24.49%
$0.00	-100.00%	$150.00	-85.00%	-47.40%

(1)                      The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2)                     The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price will be the fund closing price of the Fund on the pricing date. For historical data regarding the actual closing price of the Fund, please see the historical information set forth under the section titled “The Energy Select Sector SPDR Fund” below.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual starting price, actual ending price and actual capped value.

PPS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations, reflecting a hypothetical capped value of 137.50% or $1,375.00 per security (the midpoint of the specified range for the capped value) and assuming hypothetical starting prices and ending prices as indicated in the examples.  Terms used for purposes of these hypothetical examples do not represent the actual starting price, related threshold price, or ending price applicable to the securities. The actual starting price will be the fund closing price of the Fund on the pricing date, the actual threshold price will be 85% of the actual starting price, and the actual ending price will be the fund closing price of the Fund on the calculation day. For historical data regarding the actual closing price of the Fund, please see the historical information set forth under the section titled “The Energy Select Sector SPDR® Fund” below.  These examples are for purposes of illustration only.  We cannot predict the closing price of the Fund on any day during the term of the securities, including on the calculation day. You should not take these examples as an indication or assurance of the expected performance of the securities.  The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the securities.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting price: $100.00

Hypothetical ending price:  $110.00

Because the hypothetical ending price is greater than the hypothetical starting price, the redemption amount would equal:

On the stated maturity date you would receive $1,170.00 per security.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting price: $100.00

Hypothetical ending price:  $150.00

The redemption amount would be equal to the capped value because the capped value is less than:

On the stated maturity date you would receive $1,375.00 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 170% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than approximately 122.06% of the starting price (assuming a capped value of 137.50% or $1,375.00 per security, the midpoint of the specified range for the capped value) because your return on the securities for any ending price greater than approximately 122.06% of the starting price will be limited to the capped value.

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting price: $100.00

Hypothetical ending price: $95.00

Hypothetical threshold price: $85.00, which is 85% of the hypothetical starting price

Because the hypothetical ending price is less than the hypothetical starting price, but not by more than 15%, you would not lose any of the original offering price of your securities.

On the stated maturity date you would receive $1,000 per security.

PPS-18

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Hypothetical Payments at Stated Maturity (Continued)

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting price: $100.00

Hypothetical ending price: $50.00

Hypothetical threshold price: $85.00, which is 85% of the hypothetical starting price

Because the hypothetical ending price is less than the hypothetical starting price by more than 15%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

On the stated maturity date you would receive $650.00 per security.

To the extent that the starting price, ending price and capped value differ from the values assumed above, the results indicated above would be different.

PPS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Additional Terms of the Securities

Barclays Bank PLC will issue the securities as part of a series of unsecured and unsubordinated debt securities entitled “Global Medium-Term Notes, Series A,” which are more fully described in the accompanying prospectus supplement. In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the prospectus supplement, index supplement or prospectus, the terms described in this pricing supplement will control.

Certain Definitions

A “trading day” means a day, as determined by the calculation agent, on which the relevant stock exchange and each related futures or options exchange with respect to the Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “relevant stock exchange” for the Fund means the primary exchange or quotation system on which shares (or other applicable securities) of the Fund are traded, as determined by the calculation agent.

The “related futures or options exchange” for the Fund means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Fund.

Calculation Agent

Barclays Bank PLC will act as calculation agent for the securities.  We may appoint a different institution, including one of our affiliates, to serve as calculation agent from time to time after the original issue date of the securities without your consent and without notifying you of the change.

The calculation agent will determine among other things:

•        whether a market disruption event has occurred;

•        if adjustments are required to the fund closing price of the Fund under various circumstances; and

•        if the Fund undergoes a liquidation event, select a successor reference asset (as defined below) or, if no successor reference asset is available, determine the fund closing price.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)                The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Fund or any successor reference asset on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise.

(B)                The occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Fund or any successor reference asset on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise.

(C)                The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Fund or any successor reference asset on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day.

(D)                The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Fund or any successor reference asset on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day.

PPS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Additional Terms of the Securities (Continued)

(E)                 The closure of the relevant stock exchange or any related futures or options exchange with respect to the Fund or any successor reference asset prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day.

(F)                  The relevant stock exchange or any related futures or options exchange with respect to the Fund or any successor reference asset fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)                                “close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Fund or any successor reference asset; and

(2)                                 the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any trading day for the Fund or any successor reference asset means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours.

If a market disruption event occurs or is continuing on the calculation day, then the calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day.  If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to the Fund on such eighth trading day, the calculation agent will determine the closing price of the Fund on such eighth trading day based on its good faith estimate of the value of the shares (or other applicable securities) of the Fund as of the close of trading on such eighth trading day.

Anti-dilution Adjustments Relating to the Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the adjustment factor as specified below if any of the events specified below occurs with respect to the Fund and the effective date or ex-dividend date, as applicable, for such event is after the pricing date and on or prior to the calculation day.

The adjustments specified below do not cover all events that could affect the Fund, and there may be other events that could affect the Fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Fund.

PPS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Additional Terms of the Securities (Continued)

For any event described below, the calculation agent will not be required to adjust the adjustment factor unless the adjustment would result in a change to the adjustment factor then in effect of at least 0.10%. The adjustment factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)                               Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of securities which a holder of one share (or other applicable security) of the Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)                               Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the securities are linked has been made by the Fund ratably to all holders of record of such shares (or other applicable security), then the adjustment factor will be adjusted on the ex-dividend date to equal the prior adjustment factor plus the product of the prior adjustment factor and the number of shares (or other applicable security) of the Fund which a holder of one share (or other applicable security) of the Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Fund paid or distributed is based on a fixed cash equivalent value.

(C)                               Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the adjustment factor will be adjusted on the ex-dividend date to equal the product of the prior adjustment factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Fund on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)                                 “extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)                                 “extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Fund will equal the amount per share (or other applicable security) of the Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of the Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)                               Other Distributions

If the Fund declares or makes a distribution to all holders of the shares (or other applicable security) of the Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the adjustment factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)                                Reorganization Events

If the Fund, or any successor reference asset, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the adjustment factor or the method of determining the redemption amount or any other terms of the securities as the calculation agent

PPS-22

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Additional Terms of the Securities (Continued)

determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the Fund, then, upon the calculation agent’s notification of that determination to the trustee, any subsequent fund closing price for the Fund will be determined by reference to the fund closing price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “ successor reference asset”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any fund closing price of the Fund is to be determined and the calculation agent determines that no successor reference asset is available at such time, then the calculation agent will, in its discretion, calculate the fund closing price for the Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate the Fund (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the calculation agent will calculate the fund closing price for the Fund in accordance with the formula last used to calculate such fund closing price before such liquidation event, but using only those securities that were held by the Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor reference asset is selected or the calculation agent calculates the fund closing price as a substitute for the Fund, such successor reference asset or fund closing price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the Fund may adversely affect the value of the securities.

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Fund or a successor reference asset, or the underlying index, is changed in a material respect, or if the Fund or a successor reference asset is in any other way modified so that the Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of the Fund or such successor reference asset had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any fund closing price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the Fund comparable to the Fund or such successor reference asset, as the case may be, as if such changes or modifications had not been made, and calculate the fund closing price and the redemption amount with reference to such adjusted closing price of the Fund or such successor reference asset, as applicable.

Events of Default and Acceleration

See “Terms of the Notes—Default Amount” in the accompanying prospectus supplement.

PPS-23

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

The Energy Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Energy Select Sector SPDR® Fund (the “Fund”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSGA Funds Management, Inc. (“SSGA FM”). The Fund is an investment portfolio managed by SSGA FM, the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of several separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index (as defined below). The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. The Select Sector Indices upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Fund, please see the Fund’s prospectus. In addition, information about the Select Sector Trust, SSGA FM and the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector Trust website and other publicly available information is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective

The Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the energy sector, as represented by the Energy Select Sector Index (the “underlying index”). For more information about the underlying index, please see “The Underlying Index” below.

Investment Strategy — Replication

The Fund employs a replication strategy in seeking to track the performance of the underlying index. This means that the Fund typically invests in substantially all of the securities represented in the underlying index in approximately the same proportions as the underlying index. SSGA FM may sell securities that are represented in the underlying index, or purchase securities that are not yet represented in the underlying index, in anticipation of their removal from or addition to the underlying index. Further, SSGA FM may choose to overweight securities in the underlying index, purchase or sell securities not in the underlying index or utilize various combinations of other available techniques in seeking to track the underlying index. Under normal market conditions, the Fund generally invests substantially all, but at least 95%, of its total assets in the securities composing the underlying index. In addition, the Fund may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA FM). Swaps, options and futures contracts, convertible securities and structured notes may be used by the Fund in seeking performance that corresponds to the underlying index and in managing cash flows. SSGA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the underlying index to be reflected in the portfolio composition of the Fund. The Board of Trustees of the Select Sector Trust may change the Fund’s investment strategy and certain other policies without shareholder approval.

There may, however, be instances where SSGA FM will utilize a sampling strategy. Sampling means that SSGA FM will use quantitative analysis to select securities, including securities in the underlying index, outside of the underlying index and derivatives, that have a similar investment profile as the underlying index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The underlying index is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund’s return may not match or achieve a high degree of correlation with the return of the underlying index due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies.

PPS-24

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

The Energy Select Sector SPDR® Fund (Continued)

Disclaimer

The securities are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSGA FM. Neither the Select Sector Trust nor SSGA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSGA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”).

The underlying index is a modified market capitalization-based index that measures the performance of the GICS® energy sector, which currently includes companies in the following industries: energy equipment and services; and oil, gas and consumable fuels.  The underlying index is reported by Bloomberg L.P. under the ticker symbol “IXE.”

Construction and Maintenance

The underlying index is one of the nine Select Sector sub-indices of the S&P 500® Index, each of which we refer to as a “Select Sector Index.” The constituents included in each Select Sector Index are all members of the S&P 500® Index.  For further information about the S&P 500® Index, please see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.  Each constituent of the S&P 500® Index is assigned to at least one Select Sector Index.  S&P Dow Jones assigns constituents to a Select Sector Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”).

The Select Sector Indices are calculated using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P 500® Index. See “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement. The daily calculation of a Select Sector Index is computed by dividing the total market value of the companies in that Select Sector Index by a number called the index divisor.

The Select Sector Indices are calculated by S&P Dow Jones Indices LLC using a modified “market capitalization” methodology subject to a capping methodology that implements Internal Revenue Code diversification requirements that are applicable to exchange-traded funds. For reweighting purposes, the Select Sector Indices are rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures:

1.  The rebalancing reference date is two business days prior to the last calculation day of March, June, September and December.

2.  With prices reflected on the rebalancing reference date, and membership, shares outstanding, and other metrics as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as described below.

3.  The Select Sector Indices are first evaluated based on their companies’ modified market capitalization weights to ensure none of the Select Sector Indices breach the maximum allowable limits defined in paragraphs 4 and 7 below. If a Select Sector Index breaches any of the allowable limits, the companies are reweighted based on their float-adjusted market capitalization weights calculated using the prices as of the rebalancing reference date, and membership, shares outstanding and other metrics as of the rebalancing effective date.

4.  If any company has a weight greater than 24%, that company has its float-adjusted market capitalization weight capped at 23%. The cap is set to 23% to allow for a 2% buffer. This buffer is needed to ensure that no company exceeds 25% as of the quarter end diversification requirement date.

5.  All excess weight is equally redistributed to all uncapped companies within the relevant Select Sector Capped Index.

PPS-25

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

The Energy Select Sector SPDR® Fund (Continued)

6.  After this redistribution, if the float-adjusted market capitalization weight of any other company then breaches 23%, the process is repeated iteratively until no company breaches the 23% weight cap.

7.  The sum of the companies with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.

8.  If the rule in paragraph 7 is breached, all the companies are ranked in descending order of their float-adjusted market capitalization weights and the first company that causes the 50% limit to be breached is identified. The weight of this company is, then, reduced to 4.6%.

9.  This excess weight is equally redistributed to all companies with weights below 4.6%. This process is repeated iteratively until paragraph 7 is satisfied.

10.  Index share amounts are assigned to each constituent to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each constituent at the rebalancing differs somewhat from these weights due to market movements.

If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure the Select Sector Indices conform to all diversification requirements.

When companies represented in the Select Sector Indices are represented by multiple share classes, maximum weight capping is based on company float-adjusted market capitalization, with the weight of multiple-class companies allocated proportionally to each share class based on its float-adjusted market capitalization as of the rebalancing reference date.  If no capping is required, both share classes remain in the relevant Select Sector Index at their natural float-adjusted market capitalization.

PPS-26

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

The Energy Select Sector SPDR® Fund (Continued)

Historical Information

We obtained the closing prices displayed in the graph and table below from Bloomberg Professional® service without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund.  Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing price of the Fund during the term of the securities, including on the calculation day. We cannot give you assurance that the performance of the Fund will result in the return of more than 15% of your initial investment, subject to the credit risk of Barclays Bank PLC and the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The closing prices below may have been adjusted to reflect certain corporate actions such as share splits and reverse share splits.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2007 to July 18, 2017. The closing price on July 18, 2017 was $65.01.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS-27

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

The Energy Select Sector SPDR® Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 1, 2007 through June 30, 2017 and for the period from July 1, 2017 to July 18, 2017.

	High	Low	Last
2007
First Quarter	$61.00	$54.05	$60.24
Second Quarter	$71.10	$60.87	$69.05
Third Quarter	$75.70	$65.05	$74.94
Fourth Quarter	$80.40	$71.16	$79.22
2008
First Quarter	$80.40	$67.27	$73.80
Second Quarter	$90.25	$75.10	$88.36
Third Quarter	$88.97	$61.65	$63.77
Fourth Quarter	$62.36	$40.00	$47.84
2009
First Quarter	$51.95	$38.12	$42.46
Second Quarter	$53.95	$43.36	$48.07
Third Quarter	$55.89	$44.52	$53.92
Fourth Quarter	$59.76	$51.97	$57.01
2010
First Quarter	$60.30	$53.74	$57.52
Second Quarter	$62.07	$49.68	$49.68
Third Quarter	$56.31	$49.38	$56.06
Fourth Quarter	$68.25	$56.11	$68.25
2011
First Quarter	$80.01	$67.78	$79.81
Second Quarter	$80.44	$70.99	$75.35
Third Quarter	$79.79	$58.59	$58.59
Fourth Quarter	$73.04	$56.55	$69.13
2012
First Quarter	$76.29	$69.46	$71.73
Second Quarter	$72.42	$62.00	$66.37
Third Quarter	$76.57	$64.96	$73.48
Fourth Quarter	$74.94	$68.59	$71.44
2013
First Quarter	$79.99	$72.86	$79.32
Second Quarter	$83.28	$74.09	$78.36
Third Quarter	$85.30	$78.83	$82.88
Fourth Quarter	$88.51	$81.87	$88.51
2014
First Quarter	$89.06	$81.89	$89.06
Second Quarter	$101.29	$88.45	$100.10
Third Quarter	$100.58	$90.62	$90.62
Fourth Quarter	$88.77	$73.36	$79.16
2015
First Quarter	$82.29	$72.86	$77.58
Second Quarter	$82.94	$74.64	$75.16
Third Quarter	$74.54	$59.22	$61.20
Fourth Quarter	$71.40	$58.78	$60.55
2016
First Quarter	$63.75	$51.80	$61.92
Second Quarter	$69.50	$60.18	$68.24
Third Quarter	$71.80	$65.27	$70.61
Fourth Quarter	$77.83	$67.77	$75.32
2017
First Quarter	$76.17	$68.24	$69.90
Second Quarter	$70.90	$63.95	$64.92

PPS-28

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

The Energy Select Sector SPDR® Fund (Continued)

	High	Low	Last
Third Quarter*	$66.17	$64.01	$65.01

* Information for the third calendar quarter of 2017 includes data for the period from July 1, 2017 through July 18, 2017. Accordingly, the quarterly high, quarterly low and quarterly close data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

PPS-29

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

United States Federal Income Tax Considerations

The material tax consequences of your investment in the securities are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your securities in the initial issuance of the securities).

The U.S. federal income tax consequences of your investment in the securities are uncertain and the Internal Revenue Service could assert that the securities should be taxed in a manner that is different than described below.  Pursuant to the terms of the securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your securities as a pre-paid cash-settled derivative contract with respect to the Fund.  Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, if your securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your securities.  Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your securities in the manner described above.  This opinion assumes that the description of the terms of the securities in this preliminary pricing supplement is materially correct.

Although not entirely clear, it is possible that the purchase and ownership of the securities could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Code.  If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your securities would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your securities on the date that you purchased your securities and sold those shares on the date of the sale or maturity of the securities (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount.  Because, in general, the maturity payment of the securities will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you.  However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of shares of the Fund used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your securities by the share price of the Fund on the date you acquired your securities, as opposed to making such determination based on the actual number of shares of the Fund that, after taking into account the Participation Rate, are effectively referenced in determining the actual return on your securities.  In addition, the Excess Gain Amount could be greater than zero if you purchase your securities for an amount that is less than the principal amount of the securities or if the return on the securities is adjusted to take into account any extraordinary dividends that are paid on the shares of the Fund.  Furthermore, if another exchange traded fund is substituted for the Fund, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Fund and sold the Fund to purchase its substitute.  You should be aware that if the securities are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the securities (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.  Because the application of the constructive ownership rules to your securities is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the securities, possibly with retroactive effect.  Other alternative treatments for your securities may also be possible under current law.  For example, it is possible that the securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your securities are so treated, you would be required to accrue interest income over the term of your securities and you would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities.  Any gain you recognize upon the sale or maturity of your securities

PPS-30

Market Linked Securities—Leveraged Upside Participation

to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due January 6, 2021

United States Federal Income Tax Considerations (Continued)

would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your securities as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the securities.  For additional, important considerations related to tax risks associated with investing in the securities, you should also examine the discussion in “Selected Risk Considerations—The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear”, in this preliminary pricing supplement.

Non-U.S. Holders.  The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Section 871(m) Withholding.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the securities are not delta-one contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the securities should not be subject to Section 871(m) withholding tax.

However, a non-U.S. holder could nevertheless be subject to Section 871(m) tax in respect of the securities if (a) the holder’s position under the securities would be delta-one when combined with other related positions that are held by the holder or (b) if a principal purpose for the holder’s investment in securities is to avoid the application of Section 871(m), in which case a special Section 871(m) anti-abuse rule could apply to the holder’s investment in the securities.  Non-U.S. holders are urged to consult their tax advisors regarding the application of Section 871(m) to the securities and the possibility that the combination rule or anti-abuse rule could apply to their investment in the securities.

PPS-31